Exhibit 10.1

McMoRan EXPLORATION CO.
DIRECTOR COMPENSATION
(as of May 4, 2011)

Cash Compensation

Each non-management director of McMoRan Exploration Co. receives an annual fee of $50,000.  Committee chairs receive an additional annual fee as follows:  Audit Committee, $15,000; Corporate Personnel Committee, $10,000; and all other committees, $7,500.

Each non-management director also receives a fee of $2,000 for attending each board meeting and each committee meeting (for which he is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

Equity-Based Compensation; Deferrals

Non-management directors receive equity-based compensation under the 2008 Stock Incentive Plan, which was approved by our stockholders.  The Nominating and Corporate Governance Committee is authorized to make an annual grant of options to acquire shares of our common stock and restricted stock units to each non-management director.  The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date.  The restricted stock units also vest ratably over the first four anniversaries of the grant date.  Each restricted stock unit entitles the director to receive one share of our common stock upon vesting.  To the extent dividends are paid on our common stock in the future, dividend equivalents will accrue on the restricted stock units on the same basis as dividends will be paid on our common stock and will include market rate interest.  The dividend equivalents will only be paid upon vesting of the restricted stock units.

Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date.  Non-management directors may also elect to defer all or a portion of their annual fee and meeting fees, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the non-management director.